EXHIBIT 99
UNIROYAL TECHNOLOGY CORPORATION



                                                     Contact: Oliver J. Janney
                                                              941-361-2212


                         UNIROYAL TECHNOLOGY CORPORATION
                         ADOPTS SHAREHOLDER RIGHTS PLAN


Sarasota, FL -- December 18, 1996 -- The Board of Directors of Uniroyal Technology Corporation (Nasdaq: UTCI) has adopted a Shareholder Rights Plan designed to ensure that all shareholders receive fair and equal treatment in the event of an attempted takeover, the Company announced today. The plan is not being adopted in response to any specific effort to acquire control of the Company, and the Company is not aware of any such effort.

         Under the Rights Plan, each stockholder of Uniroyal Technology Corporation Common Stock, after the close of business on December 30, 1996, will receive a dividend distribution of one Right for each share of Company Common Stock held. Each Right entitles stockholders to buy 1/100,000 of a share of Series C Junior Participating Preferred Stock of the Company at an exercise price of $17.00. Each preferred share fraction is designed to be equivalent in voting and dividend rights to one share of Common Stock.

         The Rights will be exercisable and will trade separately from the shares of Common Stock only if a person or group, with certain exceptions, acquires beneficial ownership of 15% or more of the shares of Common Stock or commences a tender or exchange offer that would result in such person or group beneficially owning 15% or more of the shares of Common Stock. Prior to this time, the Rights will not trade separately from the Common Stock. The Company may redeem the Rights at $0.001 per Right at any time prior to the occurrence of one of these events. All Rights expire on December 18, 2006.

         Each Right will entitle its holder to purchase, at the Right's then-current exercise price, Common Stock of Uniroyal Technology Corporation having a value of twice the Right's exercise price. This amounts to the right to buy Common Stock of the Company at half price. Rights owned by the party triggering the exercise of Rights will not be exercisable.

         In addition, if, after any person has become a 15%-or-more stockholder, the Company is involved in a merger or other business combination transaction with another person in which its shares of Common Stock are changed or converted, or sells 50% or more of its assets or earning power to another person, each Right will entitle its holder to purchase, at the Right's then-current exercise price, shares of Common Stock of such other person having a value of twice the Right's exercise price.

         Details of the Shareholder Rights Plan will be mailed to stockholders.

         Uniroyal Technology Corporation manufactures and sells proprietary plastic products and specialty chemical and polymer products. The Company has three business segments: High Performance Plastics, Coated Fabrics and Specialty Adhesives. Some of the Company's well-known brand names include ROYALITE(R) in thermoplastics products, POLYCAST(R) and GLASFLEX(TM) in acrylic products, NAUGAHYDE(R) in coated fabrics, and SILAPRENE(R) in adhesives. Markets served by the Company's products include mass transportation, automotive, computer, construction, aerospace, athletic and medical.






           Two North Tamiami Trail, Suite 900, Sarasota, Florida 34236